Exhibit 23.02


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 of our report dated March 30, 1995 on the balance sheet at December 31, 1994 and the related statements of operations, of stockholders' equity and of cash flows for each of the two years in the period ended December 31, 1994 of Spector Entertainment Group, Inc., appearing on page F-3 of Graff Pay-Per-View Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the reference to us under the heading "Experts" in such Prospectus.



PRICE WATERHOUSE LLP

San Diego, California
May 6, 1996